UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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RED ROBIN GOURMET BURGERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 15, 2008, Red Robin Gourmet Burgers, Inc. issued a press release attaching a letter to stockholders and posted an investor presentation on its internet website (http://www.redrobin.com/eproxy.htm) in connection with the 2008 annual meeting of stockholders, copies of which are attached hereto.

Red Robin Gourmet Burgers, Inc. Files Letter to Stockholders

Greenwood Village, Colo. — (BUSINESS WIRE) –May 15, 2008 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, announced it has filed the following letter to stockholders with the Securities and Exchange Commission.

Subject:  Red Robin Gourmet Burgers, Inc. 2008 Annual Meeting of Stockholders

Dear Stockholders:

Our Annual Meeting of Stockholders is coming up on May 29, 2008. Ahead of the meeting, we wanted to reach out to you to supplement and clarify information regarding our director nominee Pattye L. Moore as well as our Amended and Restated 2007 Equity Incentive Plan (“Plan”). This communication is driven by the analysis and vote recommendations disseminated by ISS to withhold votes for Ms. Moore and to vote against the Plan.

We believe that ISS’ proprietary methods of evaluating our incentive plan proposal and nomination of Ms. Moore are based on incorrect or incomplete information, are too narrow, and fail to consider facts and circumstances that distinguish us from their benchmark companies.  In fact, Glass, Lewis & Co., LLC, another proxy advisory service, has issued a favorable recommendation for all proposals.

We ask that, if you rely on ISS as your proxy advisor, you consider factors outside its evaluation that we discuss below and vote FOR Pattye L. Moore and FOR the Amended and Restated 2007 Performance Incentive Plan.

ISS Pay for Performance Analysis - Mr. Mullen’s Equity Compensation

ISS’ comparison of Mr. Mullen’s compensation is based on a flawed peer group that bears little relationship to both the casual dining segment of the industry in which we operate, and to our competitor/peer restaurants against which we benchmarked Mr. Mullen’s compensation. ISS disregards the casual-dining peer group chosen on the advice of the Compensation Committee’s independent consultant, F.W. Cook, Inc.(1), and instead used an arbitrary group based on Standard and Poor’s Global Industry Classification Standard that includes non-restaurants such as fitness, gaming and hotel companies or restaurants that compete in the quick-serve segment of the restaurant industry. Only two members of the ISS peer group are included in the Company’s peer group, Texas Roadhouse and California Pizza Kitchen, Inc. In fact, we have done a peer group comparison that can be viewed at http://www.redrobin.com/eproxy.htm.

ISS’ methodology fails to give consideration to the primary reasons for different compensation practices which lead to respectively fewer equity grants in the peer group it chose. For example,  compensation practices are different for certain chief executive officers because

(1) Our peer group is made up of the following restaurants:  Applebee’s International, Inc., BJ’s Restaurants, Brinker International Inc., Buffalo Wild Wings Inc., California Pizza Kitchen Inc., Cheesecake Factory Inc., Landry’s Restaurants Inc., McCormick & Company Inc., Morton’s Restaurant Group Inc., O’Charley’s Inc., P.F. Chang China Bistro Inc., Rare Hospitality International, Inc., Ruby Tuesday Inc., Ruth’s Chris Steak House Inc. and Texas Roadhouse Inc.

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several of the companies are run by former founders, or other long-term executives who hold substantial equity interests already and for which additional equity would not serve as an incentive.

In addition, Mr. Mullen’s equity grant of 22,000 restricted shares was issued based on analysis provided by F.W. Cook because, after reviewing the CEO ownership levels of our peers, it was determined his ownership was low compared to peer group CEOs. His 75,000 shares of restricted stock were granted in connection with an extension of his employment agreement through December 2010. These shares vest prorata over 3 years, with the last portion vesting with the expiration of his agreement.  ISS includes all of the shares as compensation for one year, which is misleading.

ISS Stock Plan Analysis – Burn Rate

Although the current shareholder-approved 2007 Performance Incentive Plan was compliant with ISS metrics and received a positive ISS recommendation in 2007, we were aware that it likely would not provide adequate flexibility to survive for more than 12 months, and that we would need to request more shares this year.

We face significant challenges in designing a plan that both offers us adequate ability to provide equity-based incentives and complies with the differing guidance set forth by these stockholder advisory groups. Our principal challenge to comply with these guidelines, particularly the dilution test, is caused by our relatively small number of outstanding shares of approximately 16.8 million compared to both our industry peers and the market at large.   In order to recruit and retain qualified employees in our industry we must make competitive equity grants; however, our relative number of equity grants annually is disproportionately higher in comparison to our outstanding shares than for other Peer Restaurants.  Being mindful of the dilution of our equity-based plans, we designed our equity awards program and our grants to be conservative. As described in the Compensation Discussion and Analysis in the Proxy statement, we review our compensation programs, including both cash and equity compensation, against those of our Peer Restaurants. Our programs are generally consistent with the median of such compensation programs.

Equity awards are necessary for us to remain competitive and recruit and retain highly talented employees.  All of our significant competitors are public and use equity to attract and retain employees.  Equity awards are an efficient retention and incentive tool and we believe are a very effective at mitigating employee turnover and aligning employee interests with our shareholders. We issue equity awards to a group of our employees as a part of annual compensation that includes general managers of our restaurants and non-executive employees at the corporate home office.  We would be at a significant competitive disadvantage in attracting and retaining talent without an equity plan and our cash compensation costs could materially increase.

ISS’ proprietary methodology and policies do not take into account team member turnover in the casual dining segment which creates a high cancellation/forfeiture rate. This is critical because ISS’ analysis does not give us credit for option cancellations and forfeitures. In addition, 4 of 6 members of senior management are new to the Company since 2005, requiring a higher rate of usage of equity as compensation. While ISS states that our “burn rate” exceeds its allowable threshold based on an industry average, its comparison again is based on a flawed peer group, and does not account for the fact that those companies, as a whole, have a larger number of outstanding shares such that equivalent amounts of equity grants do not have the same impact. Glass Lewis on the other hand, found that the deviation from the standard was not sufficient to recommend against

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the Plan.  The Board of Directors recommends that you vote FOR the Amended and Restated 2007 Equity Incentive Plan.

Election of Pattye L. Moore

We would also like to bring your attention to the fact that ISS recommended withholding votes from Pattye L. Moore because ISS considers her to be an “affiliated outsider”, notwithstanding that Ms. Moore is independent under the standards of the SEC and NASDAQ.  ISS considers her to be affiliated because, prior to Ms. Moore joining our Board, she was a consultant providing marketing advice to us (for which she received compensation of $47,304 in 2007).  Ms. Moore was instrumental in launching our national media strategy, which has proven beneficial to our results.  Ms. Moore no longer serves as a consultant, but rather, she advises the Company in connection with her role as a director. She is not compensated in any way except for director compensation.  As an “independent” director under SEC and NASDAQ rules, she is eligible to serve on the compensation committee. We would also like to point out that ISS recommended withholding votes from Ms. Moore based on the fact that she is a member of the compensation committee combined with ISS’ “pay for performance” evaluation. ISS’ policy is to automatically recommend withholding votes from all director nominees standing for election that are members of the compensation committee regardless of whether or not they participated in creation and approval of the non-conforming compensation package. Ms. Moore joined the compensation committee in October 2007, well after Mr. Mullen’s compensation was determined; however, ISS offers no consideration for this fact.

                Your board selected Pattye L. Moore to serve as director due to her extensive experience in the restaurant industry, including as a former director and president of Sonic Restaurants, Inc. We believe Ms. Moore is a valuable addition to the Board and its committees.  We believe ISS’ analysis of Mr. Mullen’s compensation is flawed and its recommendation regarding Ms. Moore is misdirected. The Board of Directors recommends that you vote in favor of Ms. Moore’s re-election.

Thank you for permitting us to address these important issues with you.

Sincerely,

Dennis B. Mullen,
Chairman and Chief Executive Officer

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (http://www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment. Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 390 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

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In connection with the matters discussed above, Red Robin has filed a definitive proxy statement and other relevant documents concerning its annual meeting with the Securities and Exchange Commission (“SEC”).

SECURITY HOLDERS OF RED ROBIN ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Shareholder Services, Red Robin Gourmet Burgers, Inc., 6312 S. Fiddler’s Green Circle, Suite 200 North, Greenwood Village, CO 80111, (Telephone: 303.846.6000). In addition, the definitive proxy statement and other documents filed with the SEC by Red Robin are available free of charge at the SEC’s web site at http://www.sec.gov or at Red Robin’s web site at http://www.redrobin.com/eproxy.htm.

Red Robin and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Red Robin’s shareholders, and may have interests which may be different than those of Red Robin shareholders generally. Information regarding the interests of such directors and executive officers is included in Red Robin’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Red Robin’s participants in the solicitation is included in the definitive proxy statement relating to the annual meeting filed with the SEC. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov or at Red Robin’s web site at http://www.redrobin.com.

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty. Please refer to the Company’s report on Form 10-K for the year ended December 30, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200

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1 2008 Proxy Analysis

2 2007 Performance Incentive Plan Our goal as a company is to attract, motivate, retain and reward selected team members Last year shareholders approved RRGB’s 2007 performance incentive plan The plan was designed to comply with ISS/Risk Metric’s guidelines regarding “burn rates” among other factors In order to comply with ISS/Risk Metric’s (ISS/RM) guidelines, the 2007 performance incentive plan didn’t provide adequate flexibility to survive more than 12 months based on our growth One of the most significant issues resulting from the ISS/RM guidelines was that the 2007 plan’s structure did not allow equity grants that were forfeited or cancelled to return to the plan

3 2007 Performance Incentive Plan Proxy advisors and RRGB use different peers for analysis Lack of forfeited or cancelled options to return to the plan is significant Team member turnover limits our ability to fully utilize the performance incentive plan Turnover at the Home Office (19.9%) General Manager (21.3%) We are penalized because we have fewer common shares outstanding than most of our peers Extremely difficult to make value based equity grants comparable to our competitors because of the dilutive aspect RRGB explained this to the proxy advisors

4 Peer Comparison Red Robin ISS/RM Comments Applebee’s Bally Technologies Gaming equipment supplier BJ’s Bluegreen Time share company Brinker CEC Entertainment Food and arcade chain Buffalo Wild Wings Carroll’s QSR chain California Pizza Kitchen California Pizza Kitchen Cheesecake Factory Gaylord Entertainment Hotels/convention Landry’s Lifetime Fitness Health club operator McCormick & Schmick’s Scientific Games Gaming equipment supplier Morton’s Sonic QSR chain O’Charley’s Steak & Shake QSR chain P.F. Chang’s Rare Hospitality Ruby Tuesday Ruth’s Chris Texas Roadhouse Texas Roadhouse

5 Proxy Advisors Opinions Differ Glass Lewis ISS/RM Election of Directors Dennis Mullen For For Pattye Moore For Withhold Amendment to 2007 PIP* For Against Ratification of Auditor For For * 2007 Performance Incentive Plan

6 How Can Opinions Differ? Election of Directors ISS/RM views consulting fees received by Pattye Moore prior to her becoming a director of RRGB as compromising her independence – “affiliated outsider” Pattye Moore is a highly experienced director with substantial restaurant and marketing experience Her consulting arrangement ended before she became a director She qualifies as independent director under NASDAQ and SEC rules Amended 2007 Performance Incentive Plan ISS/RM uses a flawed peer for its analysis ISS/RM does not take into account team member turnover that creates a high cancellation/forfeiture rate

7 Our Recommendations Vote FOR Pattye Moore She is a highly experienced director with substantial restaurant and marketing knowledge She was heavy recruited by RRGB because of her industry experience Vote FOR our Amended 2007 Performance Incentive Plan We have out-performed our peer group We compare ourselves and construct compensation plans relative to our true peers Our “burn rate” and relative executive compensation is high because we have recruited new senior management in the last three years New CEO - 2005 New CFO - 2005 Head of marketing - 2007 General counsel - 2006

8 Important Information In connection with the matters discussed above, Red Robin has filed a definitive proxy statement and other relevant documents concerning its annual meeting with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF RED ROBIN ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Shareholder Services, Red Robin Gourmet Burgers, Inc., 6312 S. Fiddler’s Green Circle, Suite 200 North, Greenwood Village, CO 80111, (Telephone: 303.846.6000). In addition, the definitive proxy statement and other documents filed with the SEC by Red Robin are available free of charge at the SEC’s web site at http://www.sec.gov or at Red Robin’s web site at http://www.redrobin.com/eproxy.htm. Red Robin and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Red Robin’s shareholders, and may have interests which may be different than those of Red Robin shareholders generally. Information regarding the interests of such directors and executive officers is included in Red Robin’s proxy statements and Annual Reports on Form 10- K, previously filed with the SEC, and information concerning all of Red Robin’s participants in the solicitation is included in the definitive proxy statement relating to the annual meeting filed with the SEC. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov or at Red Robin’s web site at http://www.redrobin.com. Forward-looking statements in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty. Please refer to the Company’s report on Form 10K for the year ended December 30, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forwardlooking statements, whether as a result of new information, future events or otherwise.